Exhibit 99.1

NEWS RELEASE	CONTACT:	Lara Mahoney
440-329-6393

INVACARE CORPORATION ANNOUNCES FINANCIAL RESULTS FOR THE SECOND QUARTER AND FIRST SIX MONTHS OF 2015

ELYRIA, Ohio - (July 23, 2015) - Invacare Corporation (NYSE: IVC) today announced its financial results for the second quarter and six months ended June 30, 2015.

Except for free cash flow(a), the financial information excludes the discontinued operations of Altimate Medical, Inc. (Altimate), the company's former manufacturer of stationary standing assistive devices for use in patient rehabilitation that was divested on August 29, 2014. Altimate was a part of the North America/Home Medical Equipment (HME) segment. For more information, see the financial statements at the end of this release.

CEO SUMMARY
Matthew E. Monaghan, Chairman, President and Chief Executive Officer, stated, "Since joining Invacare on April 1, 2015, I have focused the organization on two priorities. Our first priority is building a strong quality culture throughout the company. We continue to make progress toward a sustainable result. The second priority is generating profitable growth. There are a number of transition areas, primarily in the North America/Home Medical Equipment (HME) segment, where we are realigning the team to capitalize on multiple opportunities that will enable that growth. To position ourselves for the future, we have adjusted our capital structure accordingly and have narrowed our focus on our long-term strengths, as evident through the real estate sale and leaseback transaction in April 2015 and the July 2015 divestiture of the United States rentals businesses."

Commenting on the second quarter's results, Monaghan said, "Our European business, which comprises our full portfolio of products, had constant currency net sales(b) growth of 2.9%. With the impact of foreign exchange, net sales declined 16.7% compared to the second quarter last year. The Asia/Pacific business grew constant currency net sales 6.7% with growth in both the New Zealand and Australian distribution businesses. Foreign exchange rates reduced Asia/Pacific net sales by 16.0% to negative 9.3% on a reported basis compared to second quarter last year. The Institutional Products Group (IPG), which completed the supply chain transition of its long-term care beds facility, achieved 6.9% constant currency net sales growth and 6.1% reported net sales growth compared to the second quarter last year. In the North America/HME business, sales were lower as a result of a number of transitional issues. Net sales declined 10.5% on a constant currency basis and 11.4% on a reported basis compared to second quarter last year."

Monaghan continued, "For the consolidated company, second quarter constant currency net sales decreased 2.1% and by 12.4% on a reported net sales basis compared to last year. The team managed selling, general and administrative (SG&A) expense to reduce adjusted net loss per share(c) to $0.23 from $0.39 last year. Free cash flow was unfavorably impacted by increased inventory levels and a $1.9 million payment related to the 2014 retirement of an executive officer of the company. This was favorably offset by $23.0 million realized from the real estate sale and lease back transaction in April. Largely as a result of these factors, free cash flow was positive $9.5 million in the second quarter compared to negative $8.6 million in the second quarter last year."

FINANCIAL HIGHLIGHTS FOR THE SECOND QUARTER

•	GAAP loss per share from continuing operations was $0.26 for the quarter compared $0.45 last year.

•	Adjusted net loss per share from continuing operations was $0.23 compared to $0.39 last year.

•
Free cash flow was positive $9.5 million compared to negative $8.6 million last year. Free cash flow was unfavorably impacted by increased inventory levels and a $1.9 million payment related to the 2014 retirement of an executive officer of the company. This was favorably offset by $23.0 million realized from the real estate sale and leaseback transaction completed in April 2015.

•	Net sales from continuing operations decreased 12.4%. Constant currency net sales decreased 2.1% compared to last year.

•
Debt outstanding as of June 30, 2015, was $49.5 million, an increase of $24.8 million compared to March 31, 2015, driven by approximately $32.3 million in capital lease liabilities due to the real estate sale and leaseback transaction completed in April 2015.

CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS

For the second quarter, GAAP loss per share was $0.26 compared to $0.45 for the same period last year ($8.2 million net loss compared to $14.5 million net loss). The current quarter was negatively impacted by restructuring charges of $0.02 per share, or $0.6 million, compared to restructuring charges of $0.05 per share, or $1.7 million, in the same period last year.

For the second quarter, adjusted net loss per share was $0.23 compared to $0.39 for the same period last year ($7.3 million adjusted net loss(d) compared to $12.5 million adjusted net loss). The reduction in adjusted net loss was driven by favorable SG&A, net interest and tax expenses. These benefits were partially offset by unfavorable gross margin primarily due to foreign exchange, and lower net sales.

Net sales for the second quarter decreased 12.4% to $286.3 million from $326.9 million in the same period last year. Constant currency net sales decreased 2.1% for the quarter compared to the same period last year. Constant currency net sales increased in the European, IPG and Asia/Pacific segments, but were more than offset by a decline in the North America/HME segment. Net sales of products manufactured from the Taylor Street facility, which were impacted by the company's consent decree with the United States Food and Drug Administration (FDA) and which included product sales outside of the North America/HME segment, were approximately $9.8 million in the second quarter compared to approximately $10.5 million in the second quarter last year.

For the second quarter, gross margin as a percentage of net sales was lower by 1.0 percentage point compared to the second quarter of last year, driven by unfavorable foreign exchange, freight costs and negative sales mix. Manufacturing costs were favorable.

In the second quarter, SG&A expense decreased by 17.7% to $82.5 million from $100.3 million last year. Foreign currency translation reduced SG&A expense by $7.3 million or 7.2 percentage points. Constant currency SG&A expense decreased 10.5% compared to the second quarter of last year due primarily to favorable employment costs, depreciation and amortization expenses.

The company incurred after-tax restructuring charges of $0.6 million for the second quarter, principally related to severance costs in the North America/HME and European segments. In the second quarter of 2014, the company incurred after-tax restructuring charges of $1.7 million. These restructuring charges were excluded from adjusted net loss per share.

For the six months ended June 30, 2015, GAAP loss per share was $0.49 compared to $1.04 last year ($15.7 million net loss compared to $33.4 million net loss). The current year net loss was significantly impacted by unfavorable net sales, unfavorable gross margin driven by foreign exchange and negative sales mix, a write-off of $0.02 per share, or $0.7 million, for bank fees related to the previous debt agreement, and restructuring charges of $0.03 per share, or $0.9 million. For the six months ended June 30, 2014, net loss was impacted by an incremental warranty expense of $0.07 per share, or $2.1 million, related to the company's power wheelchair joystick recall, and restructuring charges of $0.11 per share, or $3.5 million.

For the six months ended June 30, 2015, adjusted net loss per share was $0.44 compared to $0.92 for the same period last year ($14.2 million adjusted net loss compared to $29.3 million adjusted net loss). The reduction in adjusted net loss was primarily the result of favorable SG&A, net interest and tax expenses. These benefits were partially offset by unfavorable gross margin driven by negative sales mix, and by lower net sales. The six months ended June 30, 2014, included incremental warranty expense of $0.07 per share or $2.1 million after-tax expense related to the company's power wheelchair joystick recall.

For the six months ended June 30, 2015, net sales decreased 8.9% to $575.3 million from $631.4 million in the same period last year. For the first six months, constant currency net sales were flat compared to the same period last year. Higher constant currency net sales in the European, IPG and Asia/Pacific segments were offset by lower constant currency net sales in the North America/HME segment. Net sales of products manufactured from the Taylor Street facility, which were impacted by the company's consent decree with the FDA and which included product sales outside of the North America/HME segment, were approximately $20.2 million in the first half from approximately $20.0 million in the first half last year.

EUROPE

For the second quarter, European net sales decreased 16.7% to $128.2 million from $154.0 million in the same period last year. Constant currency net sales for the quarter increased 2.9% driven by improvements in all three product categories (mobility and seating, lifestyle and respiratory products). For the second quarter, earnings before income taxes decreased to $6.2 million, excluding restructuring charges of $0.1 million, compared to $12.3 million last year, which excluded restructuring charges of $0.6 million. The earnings decrease was primarily due to unfavorable foreign exchange and reduced gross margin, which was driven, in part, by negative sales mix.

For the first six months, European net sales decreased 13.3% to $257.2 million from $296.8 million for the same period last year. Constant currency net sales increased 3.6% driven by improvements in all three product categories. For the first six months, earnings before income taxes decreased to $13.8 million, excluding restructuring charges of $0.2 million, compared to $22.0 million last year, which excluded restructuring charges of $1.0 million. This earnings decrease was largely due to unfavorable foreign exchange and reduced gross margin, which was driven, in part, by negative sales mix.

NORTH AMERICA/HOME MEDICAL EQUIPMENT (HME)

For the second quarter, North America/HME net sales decreased 11.4% to $119.0 million from $134.3 million in the same period last year. Constant currency net sales decreased 10.5% compared to the second quarter last year, driven by declines in all three product categories. Loss before income taxes was $7.3 million in the second quarter, excluding restructuring charges of $0.5 million, compared to loss before income taxes of $13.5 million in the second quarter last year, which excluded restructuring charges of $0.8 million. The reduction in loss for the quarter was driven by favorable SG&A expense from reductions in employment costs and by improved gross margin as a result of favorable manufacturing and warranty costs.

For the first six months, North America/HME net sales decreased 5.7% to $244.2 million from $258.9 million in the same period last year. Constant currency net sales decreased 4.8% compared to last year driven by declines in all product categories. For the first six months, loss before income taxes was $16.0 million, excluding restructuring charges of $0.7 million, compared to loss before income taxes of $30.6 million for the first six months of last year, which excluded restructuring charges of $1.6 million. This decrease in loss was driven by favorable SG&A expense related to reductions in employment and consulting costs, and favorable gross margin as a result of favorable manufacturing and warranty costs. The loss before income taxes for the first six months of 2014 included warranty expense of $1.3 million related to the company's power wheelchair joystick recall.

INSTITUTIONAL PRODUCTS GROUP (IPG)

For the second quarter, IPG net sales increased by 6.1% to $27.4 million from $25.8 million last year. Constant currency net sales increased 6.9% driven by increases in interior design projects and bed sales, which included incremental volume related to the resolution of the supply chain transition referenced in the first quarter 2015. Earnings before income taxes were $2.3 million in the second quarter, excluding restructuring charges of $0.1 million, compared to earnings before income taxes in the second quarter of last year of $0.5 million, which excluded restructuring charges of $0.7 million. The increase in earnings before income taxes was largely due to favorable SG&A expense, primarily related to lower employment costs, and depreciation and amortization expenses. Gross margin was negatively impacted by freight costs.

For the first six months, IPG net sales increased by 0.7% to $51.3 million from $50.9 million last year. Constant currency net sales increased 1.5% driven largely by interior design projects and net sales of therapeutic support surfaces. Earnings before income taxes were $3.6 million for the first six months, excluding restructuring charges of $0.1 million, compared to earnings before income taxes of $1.4 million in the same period last year, which excluded restructuring charges of $1.7 million. The increase in earnings before income taxes was primarily due to favorable SG&A expense driven by lower employment costs, and depreciation and amortization expenses. Gross margin was negatively impacted by freight costs.

ASIA/PACIFIC

For the second quarter, Asia/Pacific net sales decreased 9.3% to $11.7 million from $12.9 million for the second quarter of last year. Constant currency net sales increased 6.7% attributable to the Australian and New Zealand distribution businesses. For the second quarter, loss before income taxes was $0.9 million compared to $2.3 million in the second quarter of last year. The reduction in loss before income taxes was largely due to favorable SG&A expense driven by lower employment costs, and to improved gross margin driven by warranty and freight costs.

For the first six months, Asia/Pacific net sales decreased 9.3% to $22.6 million from $24.9 million last year.  Constant currency net sales increased 4.4% primarily due to the New Zealand distribution business. For the first six months, loss before income taxes was $2.2 million compared to $5.1 million in the same period last year, which included warranty expense recorded for the joystick recall of $0.9 million. Excluding the incremental expense related to the joystick recall, the loss before income taxes decreased primarily due to favorable SG&A expense from employment costs, and reduced freight costs.

FINANCIAL CONDITION

As of June 30, 2015, total debt outstanding was $49.5 million, compared to $24.7 million at March 31, 2015, and compared to $22.3 million as of December 31, 2014 (including the convertible debt discount, which reduced convertible debt and increased equity by $1.6 million as of June 30, 2015, $1.8 million as of March 31, 2015, and $2.0 million as of December 31, 2014). The company's total debt outstanding as of June 30, 2015, consisted of zero drawn on the revolving credit facility, $13.4 million in convertible debt and $36.1 million of other debt, principally lease liabilities, which increased by approximately $32.3 million as the result of the real estate sale and leaseback transaction announced on April 23, 2015. During the second quarter, borrowings on the revolving credit facility ranged from a high of $32.9 million to a low of zero with an ending balance of zero. The company’s available borrowing capacity was $46.9 million as of June 30, 2015.

In the second quarter, the company reported positive free cash flow of $9.5 million compared to negative free cash flow of $8.6 million in the second quarter of 2014. The second quarter positive free cash flow was impacted by $23.0 million received as a result of the sale and leaseback transaction completed in April 2015. Excluding the cash proceeds from the real estate sale and leaseback transaction, free cash flow was a negative $13.5 million. The second quarter free cash flow was unfavorably impacted by increased inventory levels and by a $1.9 million payment related to the 2014 retirement of an executive officer of the company.

As of the end of the second quarter, days sales outstanding were 49 days up from 45 days as of December 31, 2014, and equal to 49 days as of June 30, 2014. At the end of the second quarter, inventory turns were 4.7 down from 4.9 as of December 31, 2014, and down from 4.9 as of June 30, 2014.

STATUS OF THE CONSENT DECREE

On December 21, 2012, the company entered into a consent decree of injunction with the FDA related to the company's corporate and Taylor Street wheelchair manufacturing facilities in Elyria, Ohio. The consent decree limits production at the Taylor Street manufacturing facility to orders meeting certain documentation requirements. In order to resume full operations at these facilities, the consent decree requires that a third-

party expert perform three separate certification audits. The third-party certification audit reports must be submitted to the FDA for review and acceptance. The company has received the FDA's acceptance of the first two certification reports. The company cannot predict the timing or the outcome of the third expert certification audit nor acceptance of the results of this audit by the FDA.

According to the consent decree, once the expert's third certification audit is completed and its certification report is submitted to the FDA, as well as the company’s own report related to its compliance status together with its responses to any observations in the certification report, the FDA will inspect the Company's corporate and Taylor Street facilities to determine whether they are in compliance with the FDA's Quality System Regulation (QSR). If and when the FDA is satisfied with the Company's compliance, the FDA will provide written notification that the Company is permitted to resume full operations at the impacted facilities.

(a) As used throughout this document, "free cash flow" is a non-GAAP financial measure, which is defined as net cash used by operating activities, excluding net cash flow impact related to restructuring activities, less purchases of property and equipment, adding back proceeds from sales of property and equipment. Management believes that this financial measure provides meaningful information for evaluating the overall financial performance of the company and its ability to repay debt or make future investments. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Balance Sheets included in this press release.

(b) As used throughout this document, "constant currency net sales" is a non-GAAP financial measure, which is defined as net sales excluding the impact of foreign currency translation. A table accompanying this release compares net sales as reported and net sales excluding the effects of foreign exchange translation by segment and for the consolidated company for the three- and six-month periods ended June 30, 2015, and June 30, 2014. This financial measure is reconciled to the related GAAP financial measures in the "Business Segment Net Sales" table included in this press release.

(c) As used throughout this document, "adjusted net loss per share" (Adjusted EPS) is a non-GAAP financial measure, which is defined as adjusted net loss(d) divided by weighted average shares outstanding - assuming dilution. It should be noted that the company's definition of Adjusted EPS may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EPS in the same manner. The company believes that its exclusion adjustments are generally recognized by the industry in which it operates as relevant in computing Adjusted EPS as a supplementary non-GAAP financial measure used by financial analysts and others in the company's industry to meaningfully evaluate operating performance. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.

(d) As used throughout this document, "adjusted net loss" is a non-GAAP financial measure, which is defined as net loss from continuing operations excluding the impact of restructuring charges ($0.7 million and $0.9 million pre-tax for the three and six months ended June 30, 2015 compared to $2.1 million and $4.3 million pre-tax for the three and six months ended June 30, 2014), amortization of the convertible debt discount recorded in interest expense ($0.2 million and $0.4 million pre-tax for the three and six months ended June 30,

2015 compared to $0.2 million and $0.3 million pre-tax for the three and six months ended June 30, 2014), adding back of additional interest expense allocation as a result of the sale of Altimate ($0.1 million and $0.2 million pre-tax for the three and six months ended June 30, 2014), and excluding changes in tax valuation allowances. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.

CONFERENCE CALL

As previously announced, the company will conduct a conference call for investors and other interested parties on Thursday, July 23, 2015, at 8:30 AM ET to discuss the company’s performance. Those wishing to participate in the live call should dial 888-634-7543, or for international callers 719-325-2322, and enter Conference ID 5231682. A digital recording will be available two hours after completion of the conference call from July 23, 2015 through July 30, 2015. To access the recording, US/Canada callers should dial 888-203-1112 or 719-457-0820 for international callers, and enter the Conference ID 5231682.

Invacare Corporation (NYSE:IVC), headquartered in Elyria, Ohio, is a global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles. The company has 4,900 associates and markets its products in approximately 100 countries around the world. For more information about the company and its products, visit Invacare's website at www.invacare.com.

This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Terms such as “will,” “should,” “could,” “plan,” “intend,” “expect,” “continue,” “believe” and “anticipate,” as well as similar comments, denote forward-looking statements that are subject to inherent uncertainties that are difficult to predict. Actual results and events may differ significantly from those expressed or anticipated as a result of risks and uncertainties, which include, but are not limited to, the following: regulatory proceedings or the company's failure to comply with regulatory requirements or receive regulatory clearance or approval for the company's products or operations in the United States or abroad; adverse effects of regulatory or governmental inspections of company facilities and governmental enforcement actions; product liability or warranty claims; product recalls, including more extensive recall experience than expected; compliance costs, limitations on the production and/or distribution of the company's products, inability to bid on or win certain contracts, unabsorbed capacity utilization, including fixed costs and overhead, or other adverse effects of the FDA consent decree of injunction; any circumstances or developments that might further delay or adversely impact the results of the final, most comprehensive third-party expert certification audit or FDA inspection of the company's quality systems at the Elyria, Ohio, facilities impacted by the FDA consent decree, including any possible requirement to perform additional remediation activities or further resultant delays in receipt of the written notification to resume operations (which could have a material adverse effect on the company's business, financial condition, liquidity or results of operations); the failure or refusal of customers or healthcare professionals to sign verification of medical necessity (VMN) documentation or other certification forms required by the exceptions to the FDA consent decree; possible adverse effects of being leveraged, including interest rate or event of default risks; the company's inability to satisfy its liquidity needs in light of monthly borrowing base movements and daily cash needs of the business under its asset-based lending credit facility; legal actions, including adverse judgments or settlements of litigation or claims in excess of available insurance limits; adverse changes in government and other third-party payor reimbursement levels and practices both in the U.S. and in other countries (such as, for example, more extensive pre-payment reviews and post-payment audits by payors, or the Medicare National Competitive Bidding program); impacts of the U.S. Affordable Care Act of 2010 (such as, for example, the impact on the company of the excise tax on certain medical devices, and the company's ability to successfully offset such impact); ineffective cost reduction and restructuring efforts or inability to realize anticipated cost savings or achieve desired efficiencies from such efforts; delays, disruptions or excessive costs incurred in facility closures or consolidations; exchange rate or tax rate fluctuations; inability to design, manufacture, distribute and achieve market acceptance of new products with greater functionality or lower costs or new product platforms that deliver the anticipated benefits; consolidation of health care providers; lower cost imports; uncollectible accounts receivable; difficulties in implementing/upgrading Enterprise Resource Planning systems; risks inherent in managing and operating businesses in many different foreign jurisdictions; decreased availability or increased costs of materials which could increase the company's costs of producing or acquiring the company's products, including possible increases in commodity costs or freight costs; heightened vulnerability to a hostile takeover attempt; provisions of Ohio law or in the company's debt agreements or charter documents that may prevent or delay a change in control, as well as the risks described from time to time in the company's reports as filed with the Securities and Exchange Commission. Except to the extent required by law, the company does not undertake and specifically declines any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

 INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME (LOSS) (UNAUDITED)

(In thousands, except per share data)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Net sales	$286,273	$326,943	$575,297	$631,444
Cost of products sold	208,986	235,365	420,915	457,073
Gross Profit	77,287	91,578	154,382	174,371
Selling, general and administrative expenses	82,545	100,345	163,785	197,147
Charges related to restructuring activities	689	2,090	929	4,330
Interest expense - net	545	723	1,199	1,344
Loss from Continuing Operations before Income Taxes	(6,492)	(11,580)	(11,531)	(28,450)
Income taxes *	1,725	2,875	4,200	4,900
Loss from Continuing Operations	(8,217)	(14,455)	(15,731)	(33,350)

Net Earnings from Discontinued Operations (net of tax of $200 and $400 for 2014)	—	843	—	1,762
Gain on Sale of Discontinued Operations (net of tax of $0 and $140 for 2015)	—	—	260	—
Total Net Earnings from Discontinued Operations	—	843	260	1,762

Net Loss	$(8,217)	$(13,612)	$(15,471)	$(31,588)

Net Earnings (Loss) per Share—Basic
Net Loss from Continuing Operations	$(0.26)	$(0.45)	$(0.49)	$(1.04)
Total Net Earnings from Discontinued Operations	$—	$0.03	$0.01	$0.06
Net Loss per Share—Basic	$(0.26)	$(0.43)	$(0.48)	$(0.99)

Weighted Average Shares Outstanding—Basic	32,131	32,017	32,128	32,015

Net Earnings (Loss) per Share—Assuming Dilution
Net Loss from Continuing Operations **	$(0.26)	$(0.45)	$(0.49)	$(1.04)
Total Net Earnings from Discontinued Operations	$—	$0.03	$0.01	$0.05
Net Loss per Share—Assuming Dilution **	$(0.26)	$(0.43)	$(0.48)	$(0.99)

Weighted Average Shares Outstanding—Assuming Dilution	32,888	32,216	32,646	32,244

* Due to accounting requirements associated with the intraperiod allocation of taxes, a benefit to continuing operations will offset the tax expense recorded in discontinued operations.

** Net earnings (loss) per share assuming dilution calculated using weighted average shares outstanding - basic for periods in which there is a loss.

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET LOSS PER SHARE FROM CONTINUING OPERATIONS
TO ADJUSTED NET LOSS PER SHARE (c)

(In thousands, except per share data)	Three Months Ended		Six Months Ended
	June 30,		June 30,
Continuing Operations:	2015	2014	2015	2014
Net loss per share - assuming dilution*	$(0.26)	$(0.45)	$(0.49)	$(1.04)
Weighted average shares outstanding- assuming dilution	32,131	32,017	32,128	32,015
Net loss	(8,217)	(14,455)	(15,731)	(33,350)
Income taxes	1,725	2,875	4,200	4,900
Loss before income taxes	(6,492)	(11,580)	(11,531)	(28,450)
Restructuring charges	689	2,090	929	4,330
Amortization of discount on convertible debt	197	175	387	345
Discontinued operations interest allocation reversal	—	(71)	—	(150)
Adjusted loss before income taxes	(5,606)	(9,386)	(10,215)	(23,925)
Income taxes	1,675	3,150	3,950	5,400
Adjusted net loss (d)	$(7,281)	$(12,536)	$(14,165)	$(29,325)

Weighted average shares outstanding - assuming dilution	32,131	32,017	32,128	32,015
Adjusted net loss per share - assuming dilution (c) *	$(0.23)	$(0.39)	$(0.44)	$(0.92)

(c) Adjusted net loss per share (Adjusted EPS) is a non-GAAP financial measure, which is defined as adjusted net loss(d) divided by weighted average shares outstanding, assuming dilution. It should be noted that the company's definition of Adjusted EPS may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EPS in the same manner. The company believes that its exclusion adjustments are generally recognized by the industry in which it operates as relevant in computing Adjusted EPS as a supplementary non-GAAP financial measure used by financial analysts and others in the company's industry to meaningfully evaluate operating performance.

(d) Adjusted net loss is a non-GAAP financial measure which is defined as net loss from continuing operations excluding the impact of restructuring charges ($0.7 million and $0.9 million pre-tax for the three and six months ended June 30, 2015, respectively, and $2.1 million and $4.3 million pre-tax for the three and six months ended June 30, 2014, respectively), amortization of the convertible debt discount recorded in interest expense ($0.2 million and $0.4 million pre-tax for the three and six months ended June 30, 2015, respectively, and $0.2 million and $0.3 million for the three and six months ended June 30, 2014, respectively), adding back of additional interest expense allocation as a result of the sale of Altimate ($0.1 million and $0.2 million pre-tax for the three and six months ended June 30, 2014), and excluding changes in tax valuation allowances.  As a result of the sale of Altimate, the company was required to allocate a portion of interest expense to the discontinued operation. However for purposes of adjusted net loss, the company is reflecting its total interest expense in the calculation as this is indicative of the historic continuing operations of the company.

*Net loss per share assuming dilution and adjusted net loss per share assuming dilution calculated using weighted average shares outstanding - basic for periods in which there is a loss.

Business Segments - The company operates in four primary business segments:  North America/Home Medical Equipment (HME), Institutional Products Group, Europe and Asia/Pacific. The four reportable segments represent operating groups, which offer products to different geographic regions. Intersegment revenue for reportable segments was $38,533,000 and $31,923,000 for the three months ended June 30, 2015 and June 30, 2014, respectively compared to $71,374,000 and $59,943,000 for the six months ended June 30, 2015 and June 30, 2014, respectively.

The information by segment is as follows:

	Three Months Ended		Six Months Ended
(In thousands)	June 30,		June 30,
	2015	2014	2015	2014
Revenues from external customers
North America/HME	$119,023	$134,309	$244,187	$258,851
Institutional Products Group	27,370	25,785	51,284	50,921
Europe	128,221	153,990	257,222	296,758
Asia/Pacific	11,659	12,859	22,604	24,914
Consolidated	$286,273	$326,943	$575,297	$631,444

Earnings (loss) before income taxes
North America/HME	$(7,821)	$(14,335)	$(16,651)	$(32,253)
Institutional Products Group	2,277	(110)	3,575	(361)
Europe	6,081	11,763	13,605	21,009
Asia/Pacific	(932)	(2,298)	(2,174)	(5,099)
All Other	(6,097)	(6,600)	(9,886)	(11,746)
Consolidated	$(6,492)	$(11,580)	$(11,531)	$(28,450)

Restructuring charges before income taxes
North America/HME	$491	$845	$690	$1,648
Institutional Products Group	72	658	72	1,717
Europe	120	583	160	961
Asia/Pacific	6	4	7	4
Consolidated	$689	$2,090	$929	$4,330

Earnings (loss) before income taxes excluding restructuring charges
North America/HME	$(7,330)	$(13,490)	$(15,961)	$(30,605)
Institutional Products Group	2,349	548	3,647	1,356
Europe	6,201	12,346	13,765	21,970
Asia/Pacific	(926)	(2,294)	(2,167)	(5,095)
All Other	(6,097)	(6,600)	(9,886)	(11,746)
Consolidated	$(5,803)	$(9,490)	$(10,602)	$(24,120)

“All Other” consists of unallocated corporate selling, general and administrative expenses, which do not meet the quantitative criteria for determining reportable segments.

Business Segment Net Sales - The following table provides net sales change for continuing operations as reported and as adjusted to exclude the impact of foreign exchange translation (constant currency net sales) comparing the three months ended June 30, 2015 to June 30, 2014:

	Reported	Foreign Exchange Translation Impact	Constant Currency
North America / HME	(11.4)%	(0.9)%	(10.5)%
Institutional Products Group	6.1%	(0.8)%	6.9%
Europe	(16.7)%	(19.6)%	2.9%
Asia/Pacific	(9.3)%	(16.0)%	6.7%
Consolidated	(12.4)%	(10.3)%	(2.1)%

The following table provides net sales change for continuing operations as reported and as adjusted to exclude the impact of foreign exchange translation (constant currency net sales) comparing the six months ended June 30, 2015 to June 30, 2014:

	Reported	Foreign Exchange Translation Impact	Constant Currency
North America / HME	(5.7)%	(0.9)%	(4.8)%
Institutional Products Group	0.7%	(0.8)%	1.5%
Europe	(13.3)%	(16.9)%	3.6%
Asia/Pacific	(9.3)%	(13.7)%	4.4%
Consolidated	(8.9)%	(8.9)%	—%

INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	June 30, 2015	December 31, 2014
	(In thousands)
Assets
Current Assets
Cash and cash equivalents	$22,671	$38,931
Trade receivables, net	157,511	154,207
Installment receivables, net	1,083	1,054
Inventories, net	153,773	155,561
Deferred income taxes and other current assets	36,676	38,845
Assets held for sale - current	15,189	17,388
Total Current Assets	386,903	405,986
Other Assets	39,692	57,067
Property and Equipment, net	88,230	79,659
Goodwill	376,205	421,019
Total Assets	$891,030	$963,731
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$116,561	$119,927
Accrued expenses	133,695	155,699
Current taxes, payable and deferred	10,071	12,634
Short-term debt and current maturities of long-term obligations	1,889	959
Liabilities held for sale - current	1,443	1,013
Total Current Liabilities	263,659	290,232
Long-Term Debt	45,960	19,372
Other Long-Term Obligations	88,501	88,805
Shareholders’ Equity	492,910	565,322
Total Liabilities and Shareholders’ Equity	$891,030	$963,731

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION FROM NET CASH USED BY
OPERATING ACTIVITIES TO FREE CASH FLOW (a)

	Three Months Ended		Six Months Ended
(In thousands)	June 30,		June 30,
	2015	2014	2015	2014
Net cash used by operating activities	$(12,604)	$(6,879)	$(35,395)	$(13,899)
Plus:
Net cash impact related to restructuring activities	529	1,561	2,409	3,467
Sales of property and equipment	23,011	2	23,089	3
Less:
Purchases of property and equipment	(1,465)	(3,272)	(4,283)	(6,898)
Free Cash Flow	$9,471	$(8,588)	$(14,180)	$(17,327)

(a) Free cash flow is a non-GAAP financial measure that is comprised of net cash used by operating activities, excluding net cash flow impact related to restructuring activities, less purchases of property and equipment, adding back proceeds from sales of property and equipment. Management believes that this financial measure provides meaningful information for evaluating the overall financial performance of the company and its ability to repay debt or make future investments.